Exhibit 99.2

The One Group Hospitality, Inc. Appoints Tyler Loy as Chief Financial Officer

Linda Siluk named Chief Administrative Officer

New York, NY – March 28, 2019 – The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today announced the appointment of Tyler Loy as Chief Financial Officer effective April 1, 2019. Linda Siluk, who is serving as Interim Chief Financial Officer, has been named to the newly created position of Chief Administrative Officer effective April 1, 2019.

Emanuel (“Manny”) Hilario, President and CEO of The ONE Group, said, “We congratulate Tyler on his promotion and new role as our Chief Financial Officer and are highly confident that he is ideally suited for the position. Tyler recently joined the Company but has already made important contributions to enhancing our operating performance and is ready to take on additional responsibilities in leading our finance team. I have personally worked closely with him at other restaurant companies and can attest to the breadth of his industry, financial, operational and strategic experience. We are also gratified that Linda has agreed to become a permanent member of The ONE Group family as our Chief Administrative Officer, where she will be responsible for the Company’s legal and leasing administration, risk management, and taxation. Through these appointments, our executive leadership is now in place and we intend to work closely together to capitalize on the growing demand for unique vibe-dining experiences like STK and capture additional white space opportunities for our global brand.”

Mr. Loy has served as Vice President of Strategy at The ONE Group since September 2018. Prior, he was the Vice President of Finance for Pacific Bells, a large Taco Bell and Buffalo Wild Wings franchisee. Mr. Loy began his career in operations at McCormick and Schmick's Seafood Restaurants later moving into corporate finance. Between 2011 and 2016, he held various positions of increasing responsibility at Einstein Noah Restaurant Group in corporate finance, marketing, operations and strategy, serving most recently as Vice President of Catering. Mr. Loy received a B.A. in finance from Washington State University.

About The ONE Group

The ONE Group (NASDAQ: STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities in the U.S., Europe and the Middle East. ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com

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Michelle Michalski, (646) 277-1224